Exhibit 99.1

COMPANY:     MFRI, INC.
CONTACT:    David Unger, Chairman and CEO
(847) 966-1000

MFRI ANNOUNCES MANAGEMENT SUCCESSION PLANS

Chairman and CEO David Unger will remain as Chairman while President and COO Bradley Mautner will become CEO at the end of the current Fiscal Year.

Michael D. Bennett steps down as CFO.

NILES, IL, October 10, 2012 -- MFRI, Inc. (NASDAQ: MFRI) announced today that Bradley E. Mautner, 57, the Company's current President and Chief Operating Officer, will assume the position of President and Chief Executive Officer, effective February 1, 2013 as part of the Company's management succession plan. David Unger, the current Chairman and Chief Executive Officer, will continue as Chairman and work with Mr. Mautner on various strategic initiatives.

Mr. Unger, 77, joined a predecessor to MFRI in 1958 and since that time has led the Company's growth from a local Chicago area company into a multi-national enterprise with $233 million in sales in the fiscal year ended January 31, 2012.

Mr. Unger stated, “This transition is the result of a very deliberate multi-year effort to ensure a smooth continuation of leadership for the organization. I am proud of what we have accomplished and believe that Brad and the management team will build on the platform that we have developed together. I look forward to working with our Board and management team on strategic initiatives and ensuring a smooth transition to the new generation.”

Mr. Mautner commented, “Speaking on behalf of our 1,200 colleagues across the world, I want to express our sincere thanks and appreciation to David for his tremendous contributions and dedication to the growth of our businesses. His vision, integrity and unwavering commitment to customer needs are values we will carry forward. We are fortunate to have his assistance in these efforts as he continues in his role as Chairman.”

As part of its succession planning, MFRI also announced that Michael D. Bennett, 68, Chief Financial Officer (“CFO”), Secretary and Treasurer of the Company, will step down as CFO effective Friday, October 12, 2012. Mr. Bennett will continue as Secretary and Treasurer of the Company and an external search has been initiated to retain a permanent CFO. During the search, the Company has retained Mr. Gerald O'Connor to serve as Interim CFO. In addition to his recent experience providing CFO-level consulting services, Mr. O'Connor was Senior Vice President - Finance and Strategic Planning at NICOR, Inc. from 2004 through 2011.

Mr. Mautner continued, “Michael has seen the Company through significant change during his tenure as CFO. He was part of the group that took our first step as a public company in 1989, starting out with a single $19 million revenue company. He further participated as the Company grew to a multi-line business with $233 million in sales last year. His loyalty, integrity and focus on doing the best for all constituencies are important values for MFRI. We appreciate his many contributions and are pleased that he will continue to support us to ensure a smooth transition to a new CFO.”

MFRI, Inc. is a multi-line company engaged in the following businesses: pre-insulated specialty piping systems for oil and gas gathering, district heating and cooling and other applications; custom designed industrial filtration products to remove particulates from dry gas streams;
industrial process cooling equipment to remove heat from molding, printing and other industrial processes; and installation of heating, ventilation and air conditioning for large buildings.

Statements and other information contained in this announcement which can be identified by the use of forward-looking terminology such as "anticipate," "may," "will," "expect," "continue," "remain," "intend," "aim," "should," "prospects," "could," "position," "future," "potential," “believes," "plans," "likely," "seems," and "probable," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.